UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (date of earliest event reported): August 2, 2012

LVB ACQUISITION, INC.

BIOMET, INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware Indiana	000-54505 001-15601	26-0499682 35-1418342
(State or other jurisdiction of incorporation )	(Commission File Number)	(I.R.S. Employer Identification No.)

56 East Bell Drive

Warsaw, Indiana 46582

(Address of Principal Executive Offices, Including Zip Code)

(574) 267-6639

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Amendment and Restatement of Senior Secured Cash Flow Credit Facility

On August 2, 2012, LVB Acquisition, Inc., Biomet, Inc. (“Biomet”) and certain of its subsidiaries entered into an amendment and restatement agreement (the “Amendment”) that amended Biomet’s existing Cash Flow Credit Facility (the “Facility”). The Amendment (i) extends the maturity of approximately $1,007.2 million of its Dollar-denominated term loans and approximately €631.3 million of its Euro-denominated term loans under the Facility to July 25, 2017 and (ii) refinances and replaces the existing alternative currency revolving credit commitments under the Facility with a new class of alternative currency revolving credit commitments in an aggregate amount of $165.0 million and refinances and replaces the existing dollar revolving credit commitments under the Facility with a new class of Dollar-denominated revolving credit commitments in an aggregate amount of $165.0 million. The new revolving credit commitments will mature on April 25, 2017; provided, however, that if as of December 23, 2014, there is an outstanding aggregate principal amount of non-extended Dollar and Euro term loans in excess of $200.0 million, then such revolving credit commitments will mature on December 24, 2014. The remaining term loans of the lenders who did not elect to extend such loans will continue to mature on March 25, 2015.

The Amendment also provides an uncommitted accordion feature that allows Biomet to request the lenders to provide additional capacity in either the form of increased revolving commitments, additional revolving facilities, incremental term commitments or incremental term loans, so long as at the time of such request and the effectiveness of any incremental commitment or facility Biomet maintains a senior secured leverage ratio of less than or equal to 4.5 to 1.0. Beyond the extension of term and inclusion of the new accordion feature, other differences between the amended facility and the prior facility include changes to applicable interest rates for extended term loans and for the new revolving facilities and changes to certain covenants, and additional provisions permitting future maturity extensions, and future refinancing of the facilities while maintaining the existing covenants, with consent only from the extending or refinancing lenders. Bank of America, N.A. (“Bank of America”) will remain as administrative agent under the Facility.

The Amendment provides that borrowings will bear interest at a rate per annum equal to, at Biomet’s option, either (a) a base rate determined by reference to the highest of (1) the prime rate of Bank of America, (2) the federal funds effective rate plus 1/2 of 1% or (3) a BBA LIBOR rate plus 1.00% or (b) a LIBOR rate, in each case plus an applicable margin; provided, that the applicable margins for revolving loans will be subject to (i) a 25 basis point reduction for any quarter if the Senior Secured Leverage Ratio is less than or equal to 2.5 to 1.0 and (ii) an additional 25 basis point reduction for any quarter if the Senior Secured Leverage Ratio is less than 2.0 to 1.0. For the extended term loans, the applicable margin is 2.75% with respect to base rate borrowings, 3.75% with respect to Dollar-denominated LIBOR borrowings and 4.00% with respect to Euro-denominated LIBOR borrowings. For revolving loans, the applicable margin is initially up to 2.50% with respect to base rate borrowings and initially up to 3.50% for LIBOR borrowings.

In addition, Biomet is required to pay a commitment fee in respect of unused revolving commitments of 0.500% per annum during the first fiscal year after the effectiveness of the Amendment, provided that after the full fiscal quarter after the effectiveness of the Amendment the commitment fee may be reduced to 0.375% per annum if the senior secured leverage ratio is less than 2.0 to 1.0.

The foregoing description of the Amendment is not complete and is qualified in its entirety by reference to the full text of such agreement, which is filed hereto as Exhibit 10.1 and incorporated herein by reference. Additional material terms of the Facility, including related security arrangements and covenants, are described in Biomet’s Quarterly Report on Form 10-Q for the quarter ended February 29, 2012. This Current Report updates and supplements that description.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated by reference to this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Amendment and Restatement Agreement dated as of August 2, 2012, among Biomet, Inc., LVB Acquisition, Inc., Bank of America, N.A., and each of the other lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this Report to be signed on their behalf by the undersigned hereunto duly authorized.

LVB ACQUISITION, INC.

Date: August 6, 2012	By:	/s/ Daniel P. Florin

	Name:	Daniel P. Florin
	Title:	Senior Vice President and Chief Financial Officer

BIOMET, INC.

	By:	/s/ Daniel P. Florin

	Name:	Daniel P. Florin
	Title:	Senior Vice President and Chief Financial Officer

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